Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on October 13, 2021

Registration Statement No. 333-249515-04

**PXG DETAILS** $1.234+bln GM Financial Consumer Automobile Receivables Trust 2021-4 (GMCAR 2021-4)

Joint Leads : J.P. Morgan (struc), BMO, BofA, MUFG, TD

Co-Managers : CIBC, Credit Ag, DB, Scotia, SMBC

Selling Group: Loop Capital

CL	AMT ($MM)	WAL	M/S&P	P.WIN	E.FNL	L.FNL	SPREAD	YLD%	CPN%	$PX
===============================================================================================================
A1	230.000	0.25	P-1/A-1+	1-6	04/22	10/22	IntL-3	0.09375	0.09375	100.00000
A2	427.500	1.09	Aaa/AAA	6-21	07/23	11/24	EDSF+6	0.286	0.28	99.99367
A3	427.500	2.50	Aaa/AAA	21-41	03/25	09/26	IntS+5	0.682	0.68	99.99745
A4	110.110	3.71	Aaa/AAA	41-46	08/25	10/27	IntS+6	0.993	0.99	99.99654
B	20.310	3.82	Aa2/AA	46-46	08/25	10/27	IntS+30	1.256	1.25	99.98985
C	19.030	3.82	A2/A	46-46	08/25	03/28	IntS+42	1.376	1.37	99.99230
D	15.870	<<RETAINED>>
===============================================================================================================

*	WAL to 1.3% ABS and 10% clean-up call

Expected Settle : 10/21/21	Registration : SEC Registered
First Pay Date : 11/16/21	ERISA Eligible : Yes
Expected Ratings : Moody’s, S&P	Deal Size : $1.234+bln
Ticker : GMCAR 2021-4	Min Denoms : $1k x $1k
Bill & Deliver : J.P. Morgan
Expected Pricing : Priced

CUSIPs : A1 362554AA5	Available Information:
A2 362554AB3	* Prelim Prospectus: Attached
A3 362554AC1	* Ratings FWP : Attached
A4 362554AD9	* DealRoadshow.com : GMCAR214
B 362554AE7	* IntexNet/CDI : Separate Message
C 362554AF4
D 362554AG2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.